Exhibit 10.1

APPLERA CORPORATION AMENDED AND RESTATED 1993 DIRECTOR

STOCK PURCHASE AND DEFERRED COMPENSATION PLAN

1.	OBJECTIVE OF THE PLAN.

The Applera Corporation 1993 Director Stock Purchase and Deferred Compensation Plan (the “Plan”) was established effective October 21, 1993 for the benefit of directors of Applera Corporation (the “Corporation”) who are not employees of the Corporation or any of its subsidiaries. The Board of Directors of the Corporation has decided to amend and restate the Plan in order to comply with recent tax law changes and to make certain other modifications. The Plan is accordingly amended and restated as of December 3, 2007, except as otherwise provided herein. The Corporation has adopted the Plan in recognition that its long-term success and achievements are enhanced and the interests of its shareholders are best served when its outside directors have a direct and personal stake in the performance of the Corporation’s stock.

2.	DEFINITIONS.

As used herein, the following terms have the meanings hereinafter set forth unless the context clearly indicates to the contrary:

2.1  “Account” shall mean the deferred Fees account established for a Participant pursuant to Section 5.3.

2.2  “Applied Biosystems Stock” shall mean shares of Applera Corporation – Applied Biosystems Group Common Stock, par value $.01 per share, of the Corporation.

2.3  “Applied Biosystems Stock Unit” shall mean the bookkeeping entry representing the equivalent of one share of Applied Biosystems Stock.

2.4  “Board of Directors” shall mean the board of directors of the Corporation.

2.5  “Celera Stock” shall mean shares of Applera Corporation – Celera Group Common Stock, par value $.01 per share, of the Corporation.

2.6  “Celera Stock Unit” shall mean the bookkeeping entry representing the equivalent of one share of Celera Stock.

2.7  “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.8  “Corporate Secretary” shall mean the person holding the position of Secretary of the Corporation.

2.9  “Effective Date” shall mean December 3, 2007.

2.10   “Fees” shall mean all retainer, meeting and committee fees payable to a non-employee director for service on the Board of Directors on each Fee Payment Date occurring during a calendar year from and after the Effective Date, before any reduction pursuant to this Plan.

2.11   “Fees Payment Date” shall mean the first calendar day of the third month of each fiscal quarter or, if such date is not a business day for the Corporation, the next succeeding business day.

2.12   “Participant” shall mean any member of the Board of Directors who is not also a regular, salaried employee of the Corporation or any of its subsidiaries.

2.13   “Stock” shall mean Celera Stock and/or Applied Biosystems Stock.

2.14   “Stock Price” shall mean the simple average of the high and low sales prices of a share of Celera Stock or Applied Biosystems Stock, as the case may be, as reported in the report of composite transactions (or other independent published source designated by the Board of Directors) on the Fees Payment Date (or if there shall be no trading on such date, then on the first previous date on which sales were made on a national securities exchange). Notwithstanding the foregoing, if Celera Stock or Applied Biosystems Stock is purchased in the market for purposes of the Plan on a Fees Payment Date, “Stock Price” shall mean the actual average cost per share of the aggregate purchases of Celera Stock or Applied Biosystems Stock for the Plan on such date.

2.15   “Stock Unit” shall mean a Celera Stock Unit and/or a Applied Biosystems Stock Unit.

3.	PARTICIPATION.

All members of the Board of Directors who are not also regular salaried employees of the Corporation or any of its subsidiaries shall be eligible to participate in the Plan.

4.	PAYMENT OF FEES.

4.1  Election to Receive Fees in Stock or Cash.  A Participant may elect, by filing the appropriate election form with the Corporate Secretary before the Fees Payment Date to which the election applies, to have all or any portion of his or her Fees payable on and after such Fees Payment Date (other than Fees which are timely deferred pursuant to Section 5.1) applied to the purchase of Celera Stock and Applied Biosystems Stock at the applicable Stock Price on the Fees Payment Date, in each case in the ratio specified in or established by the Board of Directors pursuant to Section 4.2. To the extent Fees are not deferred pursuant to Section 5.1 or selected to be received currently in cash, whole shares of Stock purchased in respect of such Fees shall be issued to the Participant as soon as practicable after each Fees Payment Date. Cash shall be paid to a Participant in lieu of a fractional share of Stock.

A Participant may amend or terminate an election under this Section 4.1 by written notice to the Corporate Secretary. Such amendment or termination shall be effective as of the next Fees Payment Date following the date of delivery of such notice to the Corporate Secretary.

4.2  Allocation Between Stock.  Purchases of Stock of each class under Section 4.1 shall be made, as nearly as practicable, in the ratio of the number of shares of such class then outstanding to the number of shares of the other class then outstanding, or in such other ratio as shall be determined by the Board of Directors from time to time. The Board of Directors shall allocate each Participant’s purchases of Stock of each class under the Plan in order to maintain such Participants’ holdings in accordance with this ratio. The Board of Directors may, if it deems necessary, adopt specific rules consistent with this Section 4.2.

5.	DEFERRAL OF FEES.

5.1  Deferral Election.  A Participant may elect to defer receipt of all or a portion of his or her Fees for a calendar year by filing the appropriate deferral form with the Corporate Secretary on or before December 31 of the calendar year prior to the calendar year in which such deferral is to be effective or, in the case of any person elected to the Board of Directors after December 31, within thirty (30) days after such person first becomes eligible to participate in the Plan to the extent permitted by, and in accordance with, Code Section 409A and the regulations and guidance issued thereunder.

Notwithstanding the foregoing, no deferral shall be permitted to the extent prohibited by applicable law.

5.2  Period of Deferral.  At the time a Participant first makes an election to defer under Section 5.1 such Participant shall also elect to defer receipt of his or her Account until (a) a specified date in the future or (b) cessation of the Participant’s service as a member of the Board of Directors.

5.3  Deferred Fees Account.  There shall be established an Account in the

Participant’s name on the books of the Corporation for each Participant electing to defer Fees pursuant to this Section 5.

5.4  Investment of Deferrals.  Deferrals shall be credited to a Participant’s Account in Stock Units and/or cash as elected by the Participant at the time the Participant makes his deferral election under Section 5.1.

5.5  Amounts Credited to Accounts.

(a) Investment in Stock Units. To the extent the deferral of a Participant’s Fees is deemed invested in Stock Units, such amounts shall be credited to his or her Account in the following manner: on the Fees Payment Date to which the deferral election applies, the amount deferred shall be converted into a number of Stock Units by dividing the amount of Fees payable by the sum of the Stock Prices as of such date in the ratio specified in or established by the Board of Directors pursuant to Section 4.2. The quotient, which shall be expressed in whole or fractional Stock Units to the nearest one/one hundredth (1/100th), shall be credited to the Participant’s Account as of such date in Celera Stock Units and Applied Biosystems Stock Units; provided, however, that if the ratio established by the Board of Directors pursuant to Section 4.2 is other than 1:1, the number of Stock Units so credited shall be appropriately adjusted to reflect such ratio.

Whenever cash dividends are paid with respect to shares of Stock, each Participant’s Account shall be credited on the payment date of such dividend with additional Stock Units of the same class (including fractional units to the nearest one/one hundredth (1/100th)) equal in value to the amount of the cash dividend paid on a single share of such Stock multiplied by the number of Stock Units of the same class (including fractional units) credited to a Participant’s Account as of the date of record for dividend purposes. For purposes of crediting dividends, the value of a Stock Unit shall be the applicable Stock Price as of the payment date of the dividend.

The number of Stock Units credited to each Participant’s Account shall be appropriately adjusted and modified upon the occurrence of any stock split, stock dividend or stock consolidation affecting the Celera Stock or Applied Biosystems Stock. In the event of a merger, consolidation or an acquisition involving more than 50% of the issued and outstanding shares of Celera Stock or Applied Biosystems Stock, the Board of Directors shall have the authority to amend the Plan to provide for the conversion of Celera Stock Units or Applied Biosystems Stock Units credited to Participants’ Accounts into units equal to shares of stock of the resulting or acquiring company (or a related company), as appropriate, if such stock is publicly traded or, if not, into cash of equal value on the date of merger, consolidation or acquisition. If pursuant to the preceding sentence cash is credited to Participants’ Accounts, income shall be credited thereon from the date such cash is received to the date of distribution at the rate determined pursuant to

Section 5.5(b). If units representing publicly traded stock of the resulting or acquired company (or a related company) are credited to Participants’ Accounts, dividends shall be credited thereto in the same manner as dividends are credited on Stock Units credited to such Accounts.

(b) Deferrals in Cash. To the extent not deemed invested in Stock Units pursuant to Section 5.5(a), the Account of a Participant will be credited with the dollar amount of the Participant’s deferrals as of the Fees Payment Date. Interest shall be credited thereon from the date such cash is received to the date of distribution quarterly, at the end of each calendar quarter, at a rate per annum (computed on the basis of a 360 day year and a 91 day quarter) equal to the prime rate announced publicly by Citibank, N.A. at the end of such calendar quarter.

5.6  Distribution of Deferral Account.  Subject to any discretion properly reserved to the Corporation under Code Section 409A and the regulations and guidance issued thereunder, distributions of a Participant’s Account under the Plan shall be made as follows:

(a) if a Participant has elected to defer his or her Fees to a specified date in the future, payment of such Participant’s Account shall be as of such date and shall be made or shall commence, as the case may be, within thirty (30) days after the date specified; and

(b) if a Participant has elected to defer his or her Fees until cessation of his or her service as a member of the Board of Directors, payment of such Participant’s Account shall be as of the date of such cessation of service and shall be made or shall commence, as the case may be, within thirty (30) days after the cessation of the Participant’s service as a director.

5.7  Payment Upon Death.  Notwithstanding any elections pursuant to Sections 5.2 and/or 5.8 hereof, in the event of the death of a Participant prior to the distribution of his or her Account hereunder, the balance credited to such Participant’s Account as of the date of his or her death shall be paid, as soon as reasonably possible thereafter, in a single distribution to the Participant’s beneficiary or beneficiaries designated on such Participant’s deferral election form. If no such election or designation has been made, such amounts shall be payable to the Participant’s estate.

5.8  Form of Payment.  At the time a Participant first makes a deferral election under the Plan under Section 5.1, such Participant shall elect to have his or her Account under the Plan paid in a single distribution or in equal annual, semi-annual or quarterly installments over a period not to exceed 10 years. To the extent a Participant’s Account is deemed invested in Stock Units, such Stock Units shall be converted to the applicable Stock on the distribution date as provided in the next paragraph. To the extent deemed invested in units of any other stock, such units shall similarly be converted and distributed in the form of stock. To the extent invested in a medium other than Stock Units or other units, each such distribution hereunder shall be in the medium credited to the Participant’s Account.

To the extent a Participant’s Account is deemed invested in Stock Units, a single distribution shall consist of the number of whole shares of the applicable Stock equal to the number of Stock Units credited to the Participant’s Account on the date as of which the distribution occurs. Cash shall be paid to a Participant in lieu of a fractional share, determined by reference to the applicable Stock Price on the date as of which the distribution occurs.

In the event a Participant has elected to receive installment payments, each such payment shall be determined as follows:

(i) To the extent his or her Account is deemed to be invested in Stock Units, each such payment shall consist of the number of whole shares of Stock equal to the number of Celera Stock Units and Applied Biosystems Stock Units, as the case may be, (in each case including fractional units) credited to the Participant’s Account on the date as of which the distribution occurs, divided by the number of installments remaining as of such distribution date. Distributions in the form of stock shall be rounded to the nearest 100 shares. Cash shall be paid to Participants in lieu of fractional shares, determined by reference to the applicable Stock Price on the date as of which the distribution occurs.

(ii) To the extent his or her Account has been credited in cash, each such payment shall be calculated by dividing the value on the date the distribution occurs of that portion of the Participant’s Account which is in cash by the number of installments remaining as of such distribution date.

Each Participant or beneficiary agrees that prior to any distribution under the Plan, he or she will make such representations and execute such documents as are deemed by the Board of Directors to be necessary to comply with applicable laws.

6.	ADMINISTRATION OF THE PLAN.

The Board of Directors shall administer the Plan. The Board of Directors shall have plenary authority in its discretion to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to it; to determine the terms of Fees deferral agreements executed and delivered under the Plan, including such terms and provisions as shall be requisite in the judgment of the Board of Directors to conform to any change in any law or regulation applicable thereto; and to make all other determinations deemed necessary or advisable for the administration of the Plan. The Board of Directors’ determination on the foregoing matters shall be conclusive.

7.	TERMINATION AND AMENDMENT OF THE PLAN.

The Board of Directors may at any time terminate the Plan or make such modification or amendment of the Plan as it shall deem advisable; provided, however, that no amendment may be made, without the approval by the holders of the Stock, which would (i) materially increase the benefits accruing to Participants under the Plan, (ii) increase the maximum number of shares reserved for issuance under the Plan, or (iii) amend the requirements as to the class of persons eligible to participate in the Plan and, provided further, that no modification or amendment of the Plan shall reduce any amount already credited to a Participant’s Account as of the effective date of such modification or amendment. This Plan may be amended without shareholder approval in order to ensure that this Plan, in form and operation, complies with regulations issued under Section 16 of the Securities Exchange Act of 1934. Upon termination of the Plan, the Corporation may distribute Participant Accounts to Participants to the extent permitted by, and in accordance with, Code Section 409A and the regulations and guidance issued thereunder.

8.	STOCK RESERVED FOR THE PLAN.

Four hundred thousand (400,000) shares of authorized but unissued Applied Biosystems Stock are reserved for issuance and may be issued pursuant to the terms of the Plan. One hundred thousand (100,000) shares of authorized but unissued Celera Stock are reserved for issuance and may be issued pursuant to the terms of the Plan.

In lieu of such unissued shares, the Corporation may, in its discretion, transfer to Participants under the terms of the Plan treasury shares, reacquired shares or shares bought in the market for the purposes of the Plan, provided that (subject to the provisions of the next paragraph) the total number of shares which may be issued under the Plan shall not exceed 400,000 shares of Applied Biosystems Stock and 100,000 shares of Celera Stock.

In the event of any changes in the outstanding Celera Stock or Applied Biosystems Stock by reason of stock dividends, split-ups, spin-offs, recapitalizations, mergers, consolidations, combinations or exchanges of shares and the like, the aggregate number and class of shares available under the Plan shall be appropriately adjusted.

9.	NO INTEREST IN ASSETS.

No Participant or any other person shall have any interest in any specific asset of the Corporation by reason of any amount credited to him or her hereunder, nor any right to receive any distribution under the Plan except as and to the extent expressly provided in the Plan. There shall be no funding of any benefits which may become payable hereunder. No trust shall be created by the execution or adoption of this Plan or be required to be created in connection herewith. Any amounts which become payable hereunder shall be paid from the general assets of the Corporation. Nothing in the Plan shall be deemed to give any member of the Board of Directors any right to participate in the Plan, except in accordance with the provisions of the Plan.

10.	RESTRICTION AGAINST ASSIGNMENT.

The Corporation shall pay all amounts payable hereunder only to the person or persons designated by the Plan as Participant or beneficiary, as appropriate, and not to any other person or corporation. No part of a Participant’s Account shall be liable for the debts, contracts or engagements of any Participant, his or her beneficiaries or successors in interest, nor shall it be subject to execution by levy, attachment or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber or assign any benefits or payments hereunder in any manner whatsoever.

11.	GOVERNMENT REGULATIONS.

The Plan, and the deferral of Fees and purchase of Stock thereunder, and the obligation of the Corporation to issue, sell and deliver shares, as applicable, under the Plan, shall be subject to all applicable laws, rules and regulations.

12.	GOVERNING LAW.

This Plan shall be construed, regulated and administered under the internal laws of the State of Delaware.

13.	MISCELLANEOUS

The Plan and the benefits provided hereunder are intended to comply with Code Section 409A to the extent applicable thereto. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted and construed consistent with this intent. Notwithstanding the foregoing, the Corporation shall not be required to assume any increased economic burden in connection therewith.

If any portion of a Participant’s Account becomes subject to tax under Code Section 409A prior to the time such Account would otherwise be distributed in accordance with Section 5.6, 5.7 and/or 5.8 as a result of a failure to comply with Code Section 409A, the Corporation may permit a distribution of a portion of such Account not to exceed the amount required to be included in income as a result of the failure to comply with Code Section 409A.

If any portion of a Participant’s Account becomes subject to state, local or foreign tax obligations arising from participation in the Plan that apply to amounts deferred under the Plan before the amount is paid under Sections 5.6, 5.7 and/or 5.8, the Corporation may permit a distribution of a portion of such Account not to exceed the amount of such taxes due as a result of participation in the Plan.

14.	SHAREHOLDER APPROVAL.

This Plan shall be without force and effect unless approved by the Corporation’s shareholders.